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Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
October 22, 2002	Nasdaq NM-ACTT

ACT TELECONFERENCING ANNOUNCES $4.5 MILLION SENIOR DEBT FINANCING

Denver—ACT Teleconferencing, Inc. (Nasdaq-ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services today announced it has arranged a $4.5 million senior debt financing with Vectra Bank Colorado.

The financing comprises a $2.5 million/three-year term note, and a $2 million revolving credit line facility secured against accounts receivable and other assets.

The Company said the funds would be used principally for working capital purposes and to selectively pay down debt. This leaves the Company with an estimated $3.5 million in surplus cash balances as of the end of October.

Vectra Bank Colorado is a subsidiary of Zions Bank of Salt Lake City, Utah.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video conferencing platforms that provide uniform international services, uniform billing, and local language services. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K., and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

# # #
 CONTACTS:
ACT Teleconferencing, Inc.
Liza Kaiser, IR/Corporate Communications Manager
Ph: 303/235-9000
E-mail: lkaiser@corp.acttel.com

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  Exhibit 99.1
ACT TELECONFERENCING ANNOUNCES $4.5 MILLION SENIOR DEBT FINANCING
About ACT Teleconferencing